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                                                                     Exhibit 4.9

[*] =Certain confidential information contained in this exhibit, marked by brackets with asterisks, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

             AMENDMENT TO LICENSE, DEVELOPMENT AND SUPPLY AGREEMENT

THIS AMENDMENT to the License, Development and Supply Agreement dated May 9, 2002, ("Agreement") is made effective the 20th day of December 2002 by and between IMI International Medical Innovations Inc., a Canadian corporation, having its principal place of business at Suite 300, 4211 Yonge Street, Toronto, Ontario, M2P 2A9, Canada ("IMI") and McNeil PDI Inc., a Canadian corporation, having its principal place of business at 768 Herbert Street, Desbiens, Quebec, Canada (acting through its McNEIL Consumer Healthcare division on behalf of McNeil PDI Inc.) ("MCNEIL").

Whereas:

A. MCNEIL has determined, through its market research, that the Laboratory Field is the first field to be pursued in Canada by McNeil.
B. IMI desires that MCNEIL
take an expanded roll in advancing IMI's skin cholesterol measurement technology.

                                    ARTICLE I
                                   DEFINITIONS

Section 1.9.3 shall be amended to read:

         1.9.3 "Laboratory Field" shall mean the field of diagnosing, predicting and monitoring of cardiac risk utilizing systems that are approved by the applicable governmental regulatory authorities for use under the supervision of trained medical personnel and/or trained healthcare workers and that are operated in an outpatient clinic, medical laboratory, patient collection center associated with a laboratory, hospital laboratory or similar venue providing laboratory services, and for clarification, the parties agree that Laboratory Field includes the "Insurance Laboratory Field", which shall mean the field of diagnosing, predicting and monitoring of cardiac risk utilizing systems that are approved by the

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         applicable governmental regulatory authorities for use under the supervision of trained medical personnel and/or trained healthcare workers and that are operated by a service provider, or in a venue providing laboratory services, provided that such field shall be solely related to the analysis of the cardiac health of an insurance applicant;

Section 1.11 shall be amended to read:
1.11 "Licensed Fields" shall mean the Consumer, Nutraceutical, Professional, Laboratory and Other Medical Fields defined above.

Section 1.20 shall be amended to read:
1.20     "Territory" shall mean:
         a) Canada and its territories and possessions for Fields outside the Insurance Laboratory Field (as defined above), and
         b) solely in relation to the Insurance Laboratory Field, Territory shall also include the "Insurance Territory", which, in addition to Canada and its territories and possessions, shall mean Mexico and the United States and shall include their territories and possessions.

                                   ARTICLE III
                 LICENSE GRANTS, EXCLUSIVITY, AND FUTURE RIGHTS

Section 3.1 shall be amended to read:
3.1 For the term of this Agreement, IMI hereby grants to MCNEIL the exclusive right and license in the Licensed Fields under the Licensed Patents and Licensed Know-How to use, sell and have sold products, processes and/or apparatus embodying the Licensed Patents and/or Licensed Know-How in the Territory. MCNEIL may grant sublicenses of such rights, subject to IMI's prior written approval. IMI's approval will be deemed granted unless it provides written objection within fifteen (15) Business Days of MCNEIL's written notification of its desire to grant a particular sublicense. MCNEIL shall not use or sublicense any rights granted hereunder or offer any Licensed Products to any person whom MCNEIL has reason to believe will use such rights or Licensed Products outside of the Territory. For greater certainty and clarification, the parties agree and acknowledge that the foregoing grant includes the grant of the enumerated rights and licenses


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in the Insurance Territory solely in respect of the Insurance Laboratory Field.
MCNEIL shall, in respect of any person to whom it sells Licensed Products for use in the Insurance Territory outside of Canada, obtain a written acknowledgement and agreement from such person in the form attached as Schedule "M" hereto.

                                  ARTICLE XVII
                              TERM AND TERMINATION

Section 17.3 shall be amended to read:
17.3 MCNEIL may terminate this Agreement at any time prior to MCNEIL'S first commercial sale of Licensed Product in the Territory upon thirty (30) days prior written notice to IMI and thereafter, upon ninety (90) days prior written notice to IMI. This Agreement may be terminated by MCNEIL on a country by country basis, provided that if MCNEIL terminates this Agreement insofar as it concerns Canada and its territories and possessions this Agreement shall also be deemed to be terminated in the Insurance Territory.

Section 17.4.1 shall be amended by inserting the words "IMI provides MCNEIL with Licensed Product conforming to specifications which the parties shall agree upon, acting reasonably, prior to January 31, 2003 and" after "Professional Field if".

Section 17.4.1(i) shall be amended by deleting the words "the first anniversary of the Effective Date" and replacing such words with "the end of the 6th month following the first shipment of any Licensed Product from IMI to MCNEIL which conforms to the foregoing specifications".

Section 17.4.1(ii) shall be amended by deleting the words "the first anniversary of the Effective Date" and replacing such words with "the first shipment of Licensed Product from IMI to MCNEIL".

Notwithstanding the three immediately preceding paragraphs, if for any reason the parties are unable to agree, on or prior to February 15, 2003, upon the specifications which Section 17.4.1, as amended, contemplates that the parties shall agree upon prior to January 31, 2003, then the


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foregoing amendments to Section 17.4.1, 17.4.1(i) and 17.4.1(ii) shall be considered to have never been made and the Agreement shall be deemed to be amended to provide that the original terms and conditions of such provisions shall continue to apply.

Section 17.4.4(i) shall be amended by deleting the words "the option contemplated in Section 3.2 is exercised" and replacing such words with "IMI provides MCNEIL with Licensed Product conforming to specifications which the parties shall agree upon, acting reasonably, prior to January 31, 2003)" and by deleting the number $***** and replacing such number with $***** and adding the words ", including at least $***** in Net Sales in Canada relating to the Laboratory Field" after the words "in the Territory".

Notwithstanding the immediately preceding paragraph, if for any reason the parties are unable to agree, on or prior to February 15, 2003, upon the specifications which Section 17.4.4(i), as amended, contemplates that the parties shall agree upon prior to January 31, 2003, then (a) the foregoing amendments to Section 17.4.4(i) shall be considered to have never been made and
(b) the Agreement shall be deemed to be amended to (1) delete the words "the anniversary of the date on which the option contemplated in Section 3.2 is exercised" and (2) replace such words with "December 20 commencing in 2003 (and December 20 in succeeding years)".

                                  ARTICLE XIII
                            MISCELLANEOUS PROVISIONS

Section 18.1 shall be amended to read:
18.1 The rights and obligations of IMI and MCNEIL under this Agreement are personal thereto and neither party shall have the right to sublicense, assign, transfer or delegate, in whole or in part, any of its rights or obligations hereunder to any third party without the prior written consent of the other party except that either party may assign this Agreement to any Affiliate provided that the assignor guarantees all of the covenants and obligations of such Affiliate arising pursuant to such assignment and except that, solely for the Insurance Laboratory Field, MCNEIL may assign, transfer or delegate, in whole or in part, any of its rights or obligations under this Agreement to any


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Affiliate provided that the MCNEIL guarantees all of the covenants and obligations of such Affiliate arising pursuant to such assignment, transfer or delegation.

                   OTHER PROVISIONS OF THIS AMENDING AGREEMENT

(a) Contemporaneously with the execution and delivery of this Amendment, MCNEIL is delivering to IMI a cheque or bank draft in the amount of $100,000 pursuant to the exercise by MCNEIL of its option to acquire rights in the Laboratory Field as contemplated in section 3.2 of the Agreement.

(b) In all other respects, the terms and conditions of the Agreement shall remain in full force and effect, unamended.

(c) The provisions of sections 18.7, 18.9 and 18.10 shall apply, mutatis mutandis, to this Amendment.

(d) The Agreement shall be amended by adding Appendix "M" hereto as a corresponding Appendix thereto.

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the day and year first written above.

McNEIL PDI INC.

(acting through its McNEIL Consumer Healthcare division on behalf of McNeil PDI Inc.)

By:   /s/ Jerry Norsky
    ------------------------
      Name:
      Title:
      Authorized Signing Officer

IMI INTERNATIONAL MEDICAL INNOVATIONS INC.

By:   /s/ Brent Norton
    ------------------------
      Name:
      Title:
      Authorized Signing Officer


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                                  Appendix "M"

To: McNEIL PDI INC. (or the other Affiliates of McNeil who will effect the Sale}
And to:  IMI INTERNATIONAL MEDICAL INNOVATIONS INC.

In consideration of the sale or other provision from time to time by _________ {Note to draft: McNEIL or the other ------------- Affiliates of McNeil who will effect the Sale} to the undersigned of a cardiac risk predictor that measures skin cholesterol marketed under the name o (the "Product"), and for other good and valuable consideration, the undersigned hereby acknowledges and agrees that:

1. It is acquiring the Product for its own purposes only, and will not sell, provide or otherwise distribute the Product to any other person (other than to insurance brokers and agents for the purposes of collecting samples from policy holders for delivery to the undersigned in connection with the analysis to be conducted by the undersigned of such samples)

2. It will use the Product solely for the purpose of diagnosing, predicting and monitoring of cardiac risk utilizing systems solely related to the analysis of the cardiac health of an insurance applicant and for no other purposes.

Dated this ________ day of _______________, 200__.


.........................................
{Name of Entity}


by: ____________________________________
         Name:
         Title:
         Authorized Signing Officer



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